EXHIBIT 5.1

                                                April 2, 1998

BankUnited Financial Corporation
255 Alhambra Circle
Coral Gables, Florida  33134

Ladies and Gentlemen:

         We are acting as your counsel with regard to the offering by BankUnited Financial Corporation (the "Company") of shares of its Series I Class A Common Stock, $.01 par value, Class B Common Stock, $.01 par value and Noncumulative Convertible Preferred Stock Series B, $.01 par value (collectively, the "BankUnited Stock"). The BankUnited Stock is being offered pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission on March 19, 1998, and all amendments thereto (collectively, the "Registration Statement"). The BankUnited Stock will be issued and delivered as described in the Registration Statement.

         We are familiar with the relevant documents and materials used in preparing the Registration Statement. Based on our review of such relevant documents and materials, and of such other documents and materials as we have deemed necessary and appropriate, we are of the following opinion:

                  The BankUnited Stock when issued and delivered in the manner described in the Registration Statement against payment of the applicable consideration therefor, will be legally issued, fully paid and non-assessable.

         We hereby consent to the use of our opinion as an Exhibit to the Registration Statement on Form S-3 (together with all pre-effective amendments thereto, the "Form S-3") and to the use of our name under the caption "Legal Matters" in the Prospectus that is a part of the Form S-3.

                                              Very truly yours,

                                              STUZIN AND CAMNER,
                                                PROFESSIONAL ASSOCIATION


                                              /s/ Stuzin and Camner,
                                                       Professional Association